Ernst & Young LLP 560 Mission Street San Francisco, CA 94105	Tel: +1 415-894-8000 Fax: +1 415-894-9099 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” and to the use of our report dated June 26, 2013, in Pre-Effective Amendment No. 1 to the Registration Statement Form N-2 (File No. 333-190034); and Amendment No. 9 (File No. 811-22464), and related Prospectus of Ironwood Multi-Strategy Fund LLC (the Fund) for the registration of $1,012,544,800 in units of limited liability company interests of the Fund.

/s/ Ernst & Young LLP

San Francisco, CA
August 19, 2013

A member firm of Ernst & Young Global Limited